Exhibit 99(a)

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President, Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR FOURTH QUARTER AND FISCAL 2018

ANNOUNCES ACQUISITION OF BEDDING ACCESSORIES E-COMMERCE COMPANY

HIGH POINT, N.C. (June 13, 2018) ─ Culp, Inc. (NYSE: CULP) today reported financial and operating results for the fourth quarter and fiscal year ended April 29, 2018.

Fiscal 2018 Full Year Highlights

▪	Net sales were $323.7 million, up 4.6 percent compared with the prior year, with mattress fabric sales up 1.0 percent, a record year, and upholstery fabric sales up 10.4 percent over the prior year.

▪	Pre-tax income was $26.9 million, compared with $29.7 million for fiscal 2017.

▪
Net income (GAAP) was $20.9 million, or $1.65 per diluted share, which includes a net $2.0 million income tax benefit, or $0.16 per diluted share, impact from the 2017 Tax Cuts and Jobs Act (“TCJA”), compared with net income of $22.3 million, or $1.78 per diluted share, for fiscal 2017.

▪	Adjusted net income (non-GAAP), which excludes the impact of TCJA, was $18.8 million, or $1.49 per diluted share. (See the reconciliation to net income on page 7.)

▪	Return on capital was 25.4 percent, compared with 31.6 percent in fiscal 2017.

▪
Cash flow from operations was $27.5 million, compared with $34.1 million in fiscal 2017.  Free cash flow for the year was $13.3 million, after spending $12.4 million in capital expenditures, including vendor-financed payments and the investment in Haiti.

▪
The company’s financial position reflected no outstanding debt and total cash and investments of $54.5 million, compared with $54.2 million at the end of fiscal 2017. (See summary of cash and investments table on page 8.)

▪	The company paid $6.8 million in dividends, of which $2.6 million was for a special dividend.

▪	Comfort Supply Company by Culp launched to provide products to the bedding accessories market.

Fiscal 2018 Fourth Quarter Highlights

▪	Net sales were $78.2 million, with mattress fabric sales down 4.7 percent and upholstery fabric sales up 11.0 percent compared with the fourth quarter last year.

▪	Pre-tax income was $6.5 million, compared with $7.0 million in the fourth quarter of fiscal 2017.

▪
Net income (GAAP) was $12.7 million, or $1.00 per diluted share, which includes a net $8.0 million income tax benefit, or $0.63 per diluted share, impact from TCJA, compared with net income of $6.2 million, or $0.49 per diluted share, in the prior year period.

▪	Adjusted net income (non-GAAP), which excludes the impact of TCJA, was $4.7 million, or $0.37 per diluted share. (See the reconciliation to net income on page 7.)

▪	The company announced a quarterly cash dividend of $0.09 per share, payable in July 2018.

▪	Closed the Read Window Products acquisition.

Financial Outlook

▪
The projection for first quarter fiscal 2019 is for overall sales to be down approximately 10 percent as compared to the previous year’s first quarter.  Pre-tax income for the first quarter of fiscal 2019 is expected to be in the range of $3.8 million to $4.8 million.  Pre-tax income for the first quarter of fiscal 2018 was $6.7 million.

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CULP Announces Results for Fourth Quarter and Fiscal 2018

June 13, 2018

Fourth Quarter and Fiscal 2018 Financial Results

For the fourth quarter ended April 29, 2018, net sales were $78.2 million, compared with $77.4 million a year ago.  On a pre-tax basis, the company reported income of $6.5 million, compared with pre-tax income of $7.0 million for the fourth quarter of fiscal 2017.  The company reported net income of $12.7 million, or $1.00 per diluted share, for the fourth quarter of fiscal 2018, compared with net income of $6.2 million, or $0.49 per diluted share, for the fourth quarter of fiscal 2017.  Adjusted net income for the fourth quarter of fiscal 2018, excluding the impact of TCJA discussed below, was $4.7 million, or $0.37 per diluted share.

Net sales for fiscal 2018 were $323.7 million, compared with net sales of $309.5 million in fiscal 2017.  On a pre-tax basis, the company reported income of $26.9 million for fiscal 2018, compared with pre-tax income of $29.7 million in fiscal 2017.  Net income for fiscal 2018 was $20.9 million, or $1.65 per diluted share, compared with $22.3 million, or $1.78 per diluted share, in fiscal 2017.  Adjusted net income for fiscal 2018, excluding the impact of TCJA discussed below, was $18.8 million, or $1.49 per diluted share.

2017 Tax Cuts and Jobs Act

The results for the fourth quarter include an income tax benefit of $9.1 million that pertains to a reduction in the company’s U.S. Federal Income Tax rate pursuant to the TCJA on the successful settlement of an IRS exam and to the mandatory repatriation of undistributed earnings and profits associated with the company’s foreign subsidiaries.  The $9.1 million benefit was partially offset by a $1.1 million charge that relates to the revaluation of the company’s U.S. deferred income taxes.  The 11.1 percent effective income tax rate for the fourth quarter of fiscal 2017 was primarily due to a reversal of an uncertain income tax position in a foreign jurisdiction.

Overview

Commenting on the results, Frank Saxon, president and chief executive officer of Culp, Inc., said, “We were pleased to finish fiscal 2018 with higher annual sales for Culp, reflecting growth in both of our operating divisions.  While we had some challenges in the fourth quarter, our mattress fabrics division had another record year of overall sales.  Our upholstery fabrics division finished the year on a strong note, and we are encouraged by the sales trends in this business.

“Our results for fiscal 2018 reflect consistent execution of our product-driven strategy in both businesses, with a relentless focus on design creativity and product innovation.  Our ability to offer a diverse product mix and reach new market segments has been a key differentiator for Culp in the marketplace.  We have realized the benefits of our substantial investments in our mattress fabric business, with enhanced production capabilities and improved operating efficiencies, supported by exceptional customer service.  We have continued to diversify both our product and customer mix in upholstery fabrics, with favorable results, and we recently completed the strategic acquisition of Read Window Products, which supports and expands our capabilities in the growing hospitality market.

“We are very pleased to announce the acquisition of an e-commerce company, primarily focused on home textile products.  This strategic purchase substantially expands our addressable market and adds an exciting new sales channel for Culp.

“As we look ahead to fiscal 2019, we are facing a significant challenge with the growth in imported Chinese mattresses and its effect on fabric demand from many of our customers.  We are aware of actions being considered by the industry to address this situation in the near term, and we are optimistic that such actions will be successful.

“Despite the short-term challenges in the bedding industry, we are confident that Culp is well positioned for the long term with expanding sales channels and markets, a highly competitive global manufacturing platform and a strong balance sheet,” added Saxon.

Mattress Fabrics Segment

Sales for this segment were $46.5 million for the fourth quarter, down 4.7 percent compared with sales of $48.8 million in the fourth quarter of fiscal 2017.  For fiscal 2018, mattress fabric sales were $192.6 million, up almost 1.0 percent, compared with $190.8 million in fiscal 2017.

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CULP Announces Results for Fourth Quarter and Fiscal 2018

June 13, 2018

“Our results for the fourth quarter reflect more challenging market conditions with soft demand trends across the bedding industry, and we are starting to realize the impact of lower-priced imported mattresses,” said Iv Culp, president of Culp’s mattress fabric division.  “Despite these headwinds late in the fiscal year, we are pleased to report another year of solid annual sales of mattress fabrics.  Having a favorable product mix of mattress fabrics and sewn covers across most price points and style trends has supported our diversification strategy with favorable results.  Importantly, CLASS, our mattress cover business, has allowed us to develop new products with our core customers and to reach new customers and additional market segments, especially the boxed bedding space.  In addition, our new line of bedding accessories, marketed under the brand name, ‘Comfort Supply Company by Culp,’ will further extend our market reach.

“We are also pleased to achieve these results during a period of major transition across all of our production facilities.  With the substantial investments and significant changes in our operations in fiscal 2018, we have enhanced our ability to serve our customers.  Our operating results for the year were affected by the production disruptions and costs associated with these changes, including one-time moving expenses and transition costs, as well as additional workman’s compensation expenses.  However, going forward, we have a sustainable production and distribution platform that will favorably position Culp for the long-term, especially as market conditions improve,” added Culp.

Culp added, “Fiscal 2018 was a transformational year for our mattress fabrics business with many operational accomplishments.  We believe the investments we have made in our global platform and our strategic initiatives will further enhance our competitive advantage and leadership position.  While the recent softness in market conditions has prevailed through early summer due to the increasing impact of Chinese imported mattresses, we remain optimistic about our long-term growth prospects.”

eLuxury Acquisition

The company also announced the signing of a definitive agreement for Culp to acquire eLuxury, an internet company offering bedding accessories and home goods direct to consumers, whose primary products include a line of mattress pads manufactured at eLuxury’s facility in Evansville, Indiana.  The transaction is expected to close within the next 30 days.  eLuxury also offers handmade platform beds,  cotton bed sheets,  and other bedding items.  eLuxury’s revenue is on a current annual run rate of $22 million for 2018, excluding related businesses, with EBITDA expected to be slightly positive for the same period.  Their products are available on eLuxury’s own branded website, eLuxury.com, Amazon and other leading online retailers for specialty home goods.

Culp noted, “This acquisition will provide a new sales channel for Culp in the bedding accessory category and will expand our opportunity to participate in the rapidly growing e-commerce direct-to-consumer space.  This business combination brings together eLuxury’s experience in e-commerce, online brand building, and direct-to-consumer shopping and fulfillment expertise with Culp’s extensive global production, sourcing and distribution capabilities.  We also have an opportunity to market our new products for Comfort Supply, as well as other finished products that we may develop, including items made from upholstery fabrics, through this e‑commerce platform.  We are excited to work with Paul Saunders, a successful entrepreneur, and we look forward to having his associates as partners with the Culp team.”

Saunders, eLuxury’s founder and chief executive officer, will maintain a minority interest in the company and remain in his role.  Saunders stated, “This is a great opportunity for eLuxury to partner with a market leader, and we look forward to our relationship with Culp.  Our companies share similar values and a common business culture centered around product excellence and exceptional customer service.  We are excited about the significant opportunities to leverage our combined expertise and expand our product offering into new markets.”

Upholstery Fabric Segment

Sales for this segment were $31.7 million for the fourth quarter, up 11.0 percent compared with sales of $28.5 million in the fourth quarter of fiscal 2017.  For fiscal 2018, upholstery fabric sales were $131.1 million, up 10.4 percent compared with $118.7 million in fiscal 2017.

“We are pleased with the strong finish to fiscal 2018 with higher than expected upholstery fabrics sales for the fourth quarter,” noted Boyd Chumbley, president of Culp’s upholstery fabrics division.  “Our sales performance for the quarter reflects the strength of our product mix, led by continued growth in LiveSmart®, our popular performance line of highly durable, stain-resistant fabrics.

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CULP Announces Results for Fourth Quarter and Fiscal 2018

June 13, 2018

“For the full year, we saw impressive annual growth in sales over fiscal 2017, reversing multi-year trends of reduced sales.  Throughout the year, we have pursued a product-driven strategy with a sustained focus on innovation and creative designs, supported by our substantial manufacturing global platform.  Our design team has done an outstanding job in keeping pace with current style trends and meeting the changing demands of our customers.  Notably, we had favorable sales trends with both our residential and hospitality market customers.

“Although fiscal 2018 sales were up, our operating results for the year were lower primarily due to unfavorable currency exchange rates in China, particularly in the second half of the year.  We have also seen a continued decline in sales for products manufactured in our U.S.- based operation in Anderson, South Carolina.  This decline reflects changing consumer style preferences and reduced customer demand.  For fiscal 2018, products from the Anderson facility accounted for approximately 6.0 percent of total upholstery fabric sales.  With the declining volumes, this operation reached a level in the fourth quarter where we determined it is not sustainable to continue.  Therefore, we will be closing the Anderson facility and expect to cease production by October 30, 2018.  During this transition period, we will work closely with our customers to fulfill any outstanding orders, and we also intend to develop alternative fabrics supplied from other Culp locations to ensure their needs are met.  We appreciate the hard work and dedication of our loyal associates and the community of Anderson for its many years of support for Culp.

“As previously announced, during the fourth quarter we completed the acquisition of Read Window Products, Inc., a source for custom window treatments and other products for the hospitality and commercial industries.  The addition of window treatments and other soft goods to our product line will allow Culp to be a more complete source of fabrics for the hospitality market.  We believe there are significant growth opportunities in this market segment, and we have a great opportunity to combine Culp’s outstanding design and global production capabilities with Read Window Products’ expertise and strong customer relationships.  We welcome Dale Read and his team to Culp, as we integrate Read’s operations and extend our market reach in the growing hospitality market.”

In closing, Chumbley noted, “While we are seeing some overall softness in retail demand for home furnishings, we believe we are well positioned for the long term.”

Balance Sheet

“We are pleased to end fiscal 2018 with a strong financial position,” added Ken Bowling, senior vice president and chief financial officer of Culp, Inc.  “As of April 29, 2018, we reported $54.5 million in cash and investments, slightly higher than the amount reported at the end of fiscal 2017, with no outstanding debt.  We have maintained this solid position despite spending $11.8 million for capital expenditures, including vendor‑financed payments, funding an acquisition in the U.S. and investment in Haiti for a combined $5.2 million and returning $6.8 million to shareholders in regular and special dividends.”

Dividends and Share Repurchases

The company announced that its Board of Directors has approved the payment of the company’s quarterly cash dividend of $0.09 per share.  The dividend is to be paid on or about July 16, 2018, to shareholders of record as of July 2, 2018.

The company did not repurchase any shares in fiscal 2018, leaving $5.0 million available under the share repurchase program approved by the Board in June 2016.

Since June 2011, and including the July dividend, the company will have returned approximately $57.0 million to shareholders in the form of regular quarterly and special dividends and share repurchases.

Financial Outlook for First Quarter Fiscal 2019

Commenting on the outlook for the first quarter of fiscal 2019, Bowling said, “At this time, we expect overall sales to be approximately 10 percent lower as compared with the first quarter of fiscal 2018.

“With ongoing uncertainty in the mattress industry, we expect first quarter sales, operating income and margins in our mattress fabric business to be significantly lower than the first quarter of fiscal 2018, as we continue to battle soft demand trends due to the increasing impact of imported mattresses from China.  Looking ahead to the reminder of fiscal 2019, we are optimistic that the actions being considered by the industry in the near term to address this situation will be successful.  Assuming such action is successful, and factoring in the incremental sales from the eLuxury acquisition, we expect sales and operating performance for the remainder of fiscal 2019 to be positively affected by these events, particularly in the second half of the fiscal year.

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CULP Announces Results for Fourth Quarter and Fiscal 2018

June 13, 2018

“In our upholstery fabrics business, we expect first quarter sales to be moderately higher compared with the first quarter of fiscal 2018 due to the Read Window Products acquisition.  We believe the upholstery fabrics segment’s operating income and margins will be down from the same quarter of last year, primarily due to continued pressure from an unfavorable currency exchange rate and the impact of closing the Anderson facility. Looking ahead to the remainder of the fiscal year, particularly the second half, we are currently projecting improving results on a comparable basis.  This projection is based on our business expectations, the impact of the Anderson plant closing, contributions from Read Window Products and more stable currency exchange rates.

“Considering these factors, the company expects to report pre-tax income for the first fiscal quarter of 2019 in the range of $3.8 million to $4.8 million.  Pre-tax income for last year’s first quarter was $6.7 million.

“Based on our current budget, capital expenditures for fiscal 2019 are expected to be in the $6.0 to $7.0 million range, as we move to a more maintenance level of capital expenditures,” added Bowling.

About the Company

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture.  The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers.  Culp has operations located in the United States, Canada, China and Haiti.

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties.  Further, forward looking statements are intended to speak only as of the date on which they are made, and we disclaim any duty to update such statements.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about expectations for our future operations, production levels, sales, profit margins, profitability, operating income, capital expenditures, working capital levels, income taxes, SG&A or other expenses, pre-tax income, earnings, cash flow, and other performance measures, as well as any statements regarding potential acquisitions, future economic or industry trends or future developments. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions, as well as our success in finalizing acquisition negotiations, and integrating acquired businesses.  Decreases in these economic indicators could have a negative effect on our business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect us adversely. Changes in consumer tastes or preferences toward products not produced by us could erode demand for our products. Changes in the value of the U.S. dollar versus other currencies could affect our financial results because a significant portion of our operations are located outside the United States. Strengthening of the U.S. dollar against other currencies could make our products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on our sales of products produced in those places. Also, economic and political instability in international areas could affect our operations or sources of goods in those areas, as well as demand for our products in international markets. Further information about these factors, as well as other factors that could affect our future operations or financial results and the matters discussed in forward-looking statements, is included in Item 1A “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on July 14, 2017 for the fiscal year ended April 30, 2017.

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CULP Announces Results for Fourth Quarter and Fiscal 2018

June 13, 2018

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	April 29,	April 30,	April 29,	April 30,
	2018	2017	2018	2017

Net sales	$78,184,000	$77,350,000	$323,725,000	$309,544,000
Income before income taxes	$6,466,000	$6,999,000	$26,883,000	$29,696,000
Net income	$12,666,000	$6,198,000	$20,877,000	$22,334,000
Net income per share:
Basic	$1.02	$0.50	$1.68	$1.81
Diluted	$1.00	$0.49	$1.65	$1.78

Average share outstanding:
Basic	12,450,000	12,340,000	12,431,000	12,312,000
Diluted	12,611,000	12,567,000	12,633,000	12,518,000

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CULP Announces Results for Fourth Quarter and Fiscal 2018

June 13, 2018

Pro Forma Consolidated Income Taxes and Net Income
For Three Months Ended April 29, 2018
(Unaudited)
(Amounts in Thousands, Except for Per Share Data)

			April 29, 2018
	As Reported		Proforma
	April 29,	(1)	Net of
	2018	Adjustments	Adjustments
Income before income taxes	$6,466	$-	$6,466
Income taxes*	(6,217)	7,988	1,771

Loss from investment in unconsolidated joint venture	17	-	17
Net income	$12,666	$(7,988)	$4,678
Net income per share-basic	$1.02	$(0.64)	$0.38
Net income per share-diluted	$1.00	$(0.63)	$0.37
Average shares outstanding-basic	12,450	12,450	12,450
Average shares outstanding-diluted	12,611	12,611	12,611

(1)
Adjustments represent the income tax effects of the Tax Cuts and Jobs Act (TCJA) enacted on December 22, 2017, of which an income tax benefit of $9.1 million pertains to reduction in our U.S. Federal income tax rate pursuant to the TCJA on the effective settlement on an IRS exam and the mandatory repatriation of undistributed earnings and profits associated with our foreign subsidiaries partially offset by a $1.1 million charge that relates to the revaluation of our U.S. deferred income taxes as a result of the reduction in our annual effective income tax rate pursuant to the TCJA.

No proforma adjustments were applicable for the comparative three-month period ending April 30, 2017, as the TCJA was not enacted or effective prior to December 22, 2017. See the consolidated income statement for the three-month period ending April 30, 2017, for reported amounts.

Pro Forma Consolidated Income Taxes and Net Income
For Twelve Months Ended April 29, 2018
(Unaudited)
(Amounts in Thousands, Except for Per Share Data)

			April 29, 2018
	As Reported		Proforma
	April 29,	(1)	Net of
	2018	Adjustments	Adjustments
Income before income taxes	$26,883	$-	$26,883
Income taxes*	5,740	2,049	7,789
Loss from investment in unconsolidated joint venture	266	-	266
Net income	$20,877	$(2,049)	$18,828
Net income per share-basic	$1.68	$(0.16)	$1.51
Net income per share-diluted	$1.65	$(0.16)	$1.49
Average shares outstanding-basic	12,431	12,431	12,431
Average shares outstanding-diluted	12,633	12,633	12,633

(1)
Adjustments represent the income tax effects of TCJA enacted on December 22, 2017, of which an income tax benefit of $4.3 million pertains to reduction in our U.S. Federal income tax rate pursuant to the TCJA on the effective settlement on an IRS exam and the mandatory repatriation of undistributed earnings and profits associated with our foreign subsidiaries partially offset by a $2.2 million charge that relates to the revaluation of our U.S. deferred income taxes as a result of the reduction in our annual effective income tax rate pursuant to the TCJA.

No proforma adjustments were applicable for the comparative twelve-month period ending April 30, 2017, as the TCJA was not enacted or effective prior to December 22, 2017. See the consolidated income statement for the twelve-month period ending April 30, 2017, for reported amounts.

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CULP Announces Results for Fourth Quarter and Fiscal 2018

June 13, 2018

Summary of Cash and Investments
April 29, 2018 and April 30, 2017
(Unaudited)
(Amounts in Thousands)

	Amounts
	April 29,	April 30,
	2018	2017*
Cash and cash equivalents	$21,228	$20,795
Short-term investments - Available for Sale	2,451	2,443
Short-term investments - Held-To-Maturity	25,759	-
Long-term investments - Held-To-Maturity	5,035	30,945
Total cash and investments	$54,473	$54,183
*Derived from audited financial statements.

Reconciliation of Free Cash Flow
For the Twelve Months Ended April 29, 2018, and April 30, 2017
(Unaudited)
(Amounts in thousands)

	Twelve Months Ended April 29, 2018	Twelve Months Ended April 30, 2017

Net cash provided by operating activities	$27,473	$34,067
Minus: Capital Expenditures	(8,005)	(11,858)
Minus: Investment in unconsolidated joint venture	(661)	(1,129)
Minus: Premium payment on life insurance policy	(18)	(18)
Plus: Proceeds from the sale of equipment	6	141
Minus: Payments on vendor-financed capital expenditures	(3,750)	(1,050)
Plus: Proceeds from the sale of long-term investments (Rabbi Trust)	57	-
Minus: Purchase of long-term investments (Rabbi Trust)	(1,902)	(1,351)
Effect of exchange rate changes on cash and cash equivalents	85	(56)
Free Cash Flow	$13,285	$18,746

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CULP Announces Results for Fourth Quarter and Fiscal 2018

June 13, 2018

Reconciliation of Return on Capital Employed
For the Twelve Months Ended April 29, 2018, and April 30, 2017
(Unaudited)
(Amounts in thousands)

	Twelve Months	Twelve Months
	Ended	Ended
	April 29, 2018	April 30, 2017
Consolidated income from operations	$27,461	$30,078
Average capital employed (2)	108,001	95,055
Return on average capital employed (1)	25.4%	31.6%

Average capital employed

	April 29, 2018	January 28, 2018	October 29, 2017	July 30, 2017	April 30, 2017

Total assets	$217,984	$216,844	$201,043	$207,904	$205,634
Total liabilities	(54,608)	(64,662)	(47,963)	(58,227)	(57,004)

Subtotal	$163,376	$152,182	$153,080	$149,677	$148,630
Less:
Cash and cash equivalents	(21,228)	(22,428)	(15,739)	(18,322)	(20,795)
Short-term investments - Available for Sale	(2,451)	(2,472)	(2,478)	(2,469)	(2,443)
Short-term investments - Held-to-Maturity	(25,759)	(17,206)	(4,015)	-	-
Long-term investments - Held-to-Maturity	(5,035)	(13,625)	(26,853)	(30,907)	(30,945)
Long-term investments - Rabbi Trust	(7,326)	(7,176)	(6,921)	(6,714)	(5,466)
Deferred income taxes - non-current	(1,458)	(1,942)	(491)	(436)	(419)
Income taxes payable - current	1,437	1,580	692	884	287
Income taxes payable - long-term	3,758	10,940	487	487	467
Deferred income taxes - non-current	2,150	2,096	4,641	4,253	3,593
Line of credit	-	-	-	5,000	-
Deferred compensation	7,353	7,216	6,970	6,769	5,520
Total Capital Employed	$114,817	$109,165	$109,373	$108,222	$98,429

Average capital employed (2)	$108,001

	April 30, 2017	January 29, 2017	October 30, 2016	July 31, 2016	May 1, 2016

Total assets	$205,634	$191,056	$179,127	$183,360	$175,142
Total liabilities	(57,004)	(48,742)	(43,178)	(51,925)	(46,330)

Subtotal	$148,630	$142,314	$135,949	$131,435	$128,812
Less:
Cash and cash equivalents	(20,795)	(15,659)	(13,910)	(45,549)	(37,787)
Short-term investments - Available for Sale	(2,443)	(2,410)	(2,430)	(2,434)	(4,359)
Long-term investments - Held-To-Maturity	(30,945)	(30,832)	(31,050)	-	-
Long-term investments - Rabbi Trust	(5,466)	(5,488)	(4,994)	(4,611)	(4,025)
Income taxes receivable	-	-	-	-	(155)
Deferred income taxes - non-current	(419)	(422)	(581)	(1,942)	(2,319)
Income taxes payable - current	287	217	513	358	180
Income taxes payable - long-term	467	1,817	3,734	3,779	3,841
Deferred income taxes - non-current	3,593	2,924	1,699	1,532	1,483
Line of credit	-	-	-	7,000	-
Deferred compensation	5,520	5,327	5,171	5,031	4,686
Total capital employed	$98,429	$97,788	$94,101	$94,599	$90,357

Average capital employed (2)	$95,055

(1)
Return on average capital employed represents operating income for fiscal 2018 and 2017 divided by average capital employed. Average capital employed does not include cash and cash equivalents, short-term investments - Available for Sale, short-term investments - Held-To-Maturity, long-term investments (Held-To-Maturity), long-term investments (Rabbi Trust), noncurrent deferred income tax assets and liabilities, income taxes receivable and payable, line of credit, and deferred compensation.

(2)
Average capital employed used for the twelve months ending April 29, 2018 was computed using the five quarterly periods ending April 29, 2018, January 28, 2018, October 29, 2017, July 30, 2017 and April 30, 2017. Average capital employed used for twelve months ending April 30, 2017 was computed using the five quarterly periods ending April 30, 2017, January 29, 2017, October 30, 2016, July 31, 2016 and May 1, 2016.

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